EXHIBIT 99.1

Anavex Life Sciences Reports

Fiscal 2025 Fourth Quarter Financial Results and Provides Business Update

Company to host a webcast today at 8:30 a.m. Eastern Time

NEW YORK – November 25, 2025 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for Alzheimer’s disease, Parkinson’s disease, schizophrenia, neurodevelopmental, neurodegenerative, and rare diseases, including Rett syndrome, and other central nervous system (CNS) disorders, today reported financial results for its fourth quarter of fiscal 2025.

“There are currently an estimated 7.2 million people living with Alzheimer’s disease in the U.S. and 7 million in Europe, respectively. We continue to be focused on orally, targeted upstream medicines, particularly in the context of early Alzheimer’s disease,” said Christopher U. Missling, PhD, President and CEO of Anavex. “Our clinical pipeline positions Anavex to address critical unmet needs in neurodegenerative and neurodevelopmental disorders with convenient and scalable therapeutic options. Oral blarcamesine demonstrated continued clinically meaningful benefit in early-stage Alzheimer’s patients—further validating its therapeutic potential. Following the recent announcement the Company intends to request a re-examination of the CHMP opinion upon its formal adoption, representing our commitment to bring this innovative medicine to patients in need of new treatment options.”

Expected Development Milestones:

●	Regulatory and clinical trial update for blarcamesine in early Alzheimer’s disease

●	Regulatory and clinical trial update for blarcamesine in Parkinson’s disease

●	Regulatory and clinical trial update for blarcamesine in Rett syndrome

●	Fragile X development update: Design of Phase 2/3 clinical trial

●	Advancing ANAVEX®3-71 towards pivotal clinical studies for the treatment of schizophrenia related disorders

●	Expanding collaborative initiatives and strategic partnership activities

●	New scientific findings to be presented at upcoming conferences or publications:

o	The direct relationship between cognitive function and reduced brain region atrophy with blarcamesine

o	Oral blarcamesine for early symptomatic Alzheimer’s: Robust effect size through Precision Medicine – analysis of the ANAVEX2-73-AD-004 randomized trial

o	Newly identified Precision Medicine gene, COL24A1, with >70% prevalence establishes effective treatment of early Alzheimer’s disease with blarcamesine

o	Continued long-term benefit from oral blarcamesine compared to delayed-start analysis and decline compared to natural history studies

Recent Corporate Developments:

●	On August 20, 2025, Anavex announced a peer-reviewed publication in the journal Neuroscience Letters, titled “Prevention of memory impairment and hippocampal injury with blarcamesine in an Alzheimer’s disease model.” This study shows that pre-treatment with blarcamesine prevented Amyloid beta-induced memory impairment and brain oxidative injury suggesting that the blarcamesine is an attractive candidate for Alzheimer’s disease pharmacological prevention.

●	On August 26, 2025, Anavex announced a peer-reviewed publication in the journal iScience, ascertaining the precise autophagy mechanism of sigmar-1 receptor (S1R/SIGMAR1) through blarcamesine activation, titled “Conserved LIR-specific interaction of Sigma-1 receptor and GABARAP.”

●	On September 30, 2025, Anavex announced a publication “Oral Blarcamesine Phase IIb/III Trial Confirms Identified Precision Medicine Patient Population – Significant Broad Clinical and Quality of Life Improvements for Early Alzheimer’s Disease Patients” to be available online as a preprint at medRxiv, and in submission to a peer-reviewed medical journal.

●	On September 9, 2025, Anavex announced the latest findings for blarcamesine, an oral small molecule for the potential treatment of early Alzheimer’s disease. On all standard scales for measuring Alzheimer’s disease and cognitive decline, after 48 weeks, the defined Precision Medicine population ABCLEAR3[1] consisting of early Alzheimer’s disease patients with confirmed and progressed pathology taking 30 mg once-daily oral blarcamesine demonstrated barely detectable decline. This was comparable to minimally perceptible decline in prodromal (pre-dementia) aging adults.

●	On October 2, 2025, Anavex announced positive topline results from its placebo-controlled Phase 2 clinical study evaluating ANAVEX®3-71 for the treatment of schizophrenia in adults on stable antipsychotic medication (ANAVEX3-71-SZ-001, NCT06245213). The study successfully achieved its primary endpoint, demonstrating that ANAVEX®3-71 was safe and well-tolerated. The safety profile was consistent with previous studies of ANAVEX®3-71 in healthy volunteers, with no serious treatment-emergent adverse events (TEAEs) and no severe TEAEs reported in either Part A or Part B of the study. In addition to meeting the primary safety endpoint, secondary and exploratory analyses revealed encouraging trends in several outcome measures. The study demonstrated positive trends in objective electroencephalography (EEG) and event-related potential (ERP) biomarkers of schizophrenia.

●	On October 29, 2025, Anavex announced new findings for blarcamesine, an oral small molecule for the potential treatment of early Alzheimer’s disease. New data demonstrate continued long-term benefit from oral blarcamesine compared to decline observed in the Alzheimer’s Disease Neuroimaging Initiative (ADNI)[2] control group.

[1] ABCLEAR3 = Alzheimer’s Blarcamesine Cognition Efficacy and Resilience gene variants non-carrier population (SIGMAR1 wild type [WT]/COL24A1 wild type [WT]).

[2] Alzheimer’s Disease Neuroimaging Initiative (ADNI) is a clinical research project launched by NIH in 2004 to develop methods to predict the onset and progression of Alzheimer’s disease and to confirm the effectiveness of treatments. The project involves a multi-year longitudinal observation targeting healthy elderly individuals as well as patients with mild cognitive impairment (MCI) and early stages of Alzheimer’s disease.

●	On November 14, 2025, Anavex announced that it was informed by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) of a negative trend vote on the Marketing Authorisation Application (MAA) for blarcamesine following its CHMP oral explanation. The Company intends to request a re-examination of the CHMP opinion upon its formal adoption, based on feedback and continued guidance from the CHMP, EMA and the Alzheimer’s disease community.

●	On November 19, 2025, Anavex announced that it will present at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14th, 2026, at the Westin St. Francis in San Francisco, CA with presentation scheduled 4:30 PM – 5:10 PM (Pacific Time).

Financial Highlights:

●	Cash and cash equivalents of $102.6 million at September 30, 2025 compared to $132.2 million at September 30, 2024. As of today, with a current cash balance of over $120 million, the Company anticipates at its current cash utilization rate, an approximate cash runway of more than 3 years.

●	Research and development expenses for the quarter of $7.3 million compared to $11.6 million for the comparable quarter of fiscal 2024.

●	General and administrative expenses for the quarter of $3.5 million compared to $2.7 million for the comparable quarter of fiscal 2024.

●	Net loss for the quarter of $9.8 million, or $0.11 per share, compared to a net loss of $11.6 million, or $0.14 per share for the comparable fourth quarter of fiscal 2024.

The financial information for the year ended September 30, 2025, should be read in conjunction with the Company’s consolidated financial statements, which will appear on EDGAR, www.sec.gov and will be available on the Anavex website at www.anavex.com.

Webcast / Conference Call Information:

The live webcast of the conference call will be available on Anavex’s website at www.anavex.com.

The conference call can be also accessed by dialing 1 929 205 6099 for participants in the U.S. using the Meeting ID# 839 7768 4735 and reference passcode 825109. A replay of the conference call will also be available on Anavex’s website for up to 30 days.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer’s disease, Parkinson’s disease, schizophrenia, Rett syndrome, and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer’s disease, a Phase 2 proof-of-concept study in Parkinson’s disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 study in pediatric patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate designed to restore cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Anavex Life Sciences Corp.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three months ended September 30,
	2025	2024*
Operating Expenses
General and administrative	$3,549	$2,716
Research and development	7,295	11,555
Total operating expenses	10,844	14,271
Operating loss	(10,844)	(14,271)

Other income
Grant income	—	75
Research and development incentive income	13	700
Interest income, net	1,000	1,759
Foreign exchange gain	6	117
Total other income, net	1,019	2,651
Net loss and comprehensive loss	$(9,825)	$(11,620)

Net loss per share
Basic and diluted	$(0.11)	$(0.14)

Weighted average number of shares outstanding
Basic and diluted	85,893,760	84,795,517

*Certain immaterial amounts have been reclassified to conform to the current years’ presentation

Anavex Life Sciences Corp.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year ended September 30,
	2025	2024
Operating Expenses
General and administrative	$13,816	$11,039
Research and development	37,592	41,838
Total operating expenses	51,408	52,877
Operating loss	(51,408)	(52,877)

Other income (expense)
Grant income	37	75
Research and development incentive income	648	2,291
Interest income, net	4,678	7,320
Foreign exchange (loss) gain	(332)	189
Total other income, net	5,031	9,875
Net loss and comprehensive loss	$(46,377)	$(43,002)

Net loss per share
Basic and diluted	$(0.54)	$(0.52)

Weighted average number of shares outstanding
Basic and diluted	85,289,447	83,468,049

Anavex Life Sciences Corp.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30,
	2025	2024
Assets
Current
Cash and cash equivalents	$102,577	$132,187
Incentive and tax receivables	809	2,449
Prepaid expenses and other current assets	429	931
Total Assets	$103,815	$135,567

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$4,249	$9,627
Accrued liabilities	3,892	4,835
Deferred grant income	805	842
Total Liabilities	8,946	15,304
Capital Stock	87	85
Additional paid-in capital	477,230	456,249
Accumulated deficit	(382,448)	(336,071)
Total Stockholders’ Equity	94,869	120,263
Total Liabilities and Stockholders’ Equity	$103,815	$135,567

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com